Exhibit 5





                                January 21, 1999




Western Resources, Inc.
818 Kansas Avenue
Topeka, Kansas  66612

Dear Sirs:

     As Vice President, Law of Western Resources, Inc. (the "Company"), and in connection with the proposed issue and sale, from time to time, of up to 500,000 shares of Common Stock, par value $5.00 per share, of the Company (hereinafter called the "Offered Common Stock"), with respect to which the Company is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission under the Securities Act of 1933 to which Registration Statement this opinion shall be filed as an exhibit, I advise you that, in my opinion:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Kansas.

     2. Upon (a) authorization of the issue and sale of the Offered Common Stock by applicable regulatory commissions having jurisdiction, (b) the Registration Statement becoming effective under the Securities Act of 1933, (c) the authorization of the issuance, sale and delivery of the Offered Common Stock by the Board of Directors of the Company and (d) full payment therefor, the Offered Common Stock will be legally issued, validly outstanding, fully paid and nonassessable and the holders thereof will be entitled to the rights and privileges appertaining thereto, as set forth in the Company's Restated Articles of Incorporation, as amended.

     I hereby consent to the filing of a copy of this opinion as an exhibit to said Registration Statement. I also consent to the use of my name and the making of the statements with respect to myself in the Registration Statement and the Prospectus constituting a part thereof.

                                         Very truly yours,



                                         /s/ Richard D. Terrill
                                         -----------------------------
                                         Richard D. Terrill